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                         Consent Of Independent Auditors




The Board of Directors
Fairmount Chemical Co., Inc.




We consent to incorporation by reference in the Registration Statements Nos. 2-84988 and 2-99610 on Form S-8 of Fairmount Chemical Co., Inc. of our report dated March 6, 2000, relating to the balance sheets of Fairmount Chemical Co., Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-KSB of Fairmount Chemical Co., Inc.



                                                     /S/ KPMG LLP








Short Hills, New Jersey
March 28, 2000